Exhibit 4.1


                               PURCHASE AGREEMENT

       THIS PURCHASE AGREEMENT is made and entered into as of this 8th day of October, 1998 (the "Agreement"), by and between Xybernaut Corporation, a Delaware corporation ("Xybernaut"), with offices at 12701 Fair Lakes Circle, Fairfax, Virginia 22033, and HSBC James Capel Canada, Inc., an Ontario company ("HSBC"), with offices at 105 Adelaide Street West, Suite 1200, Toronto, Ontario M5H 1P9, Canada, providing for the purchase and sale of shares of the common stock, par value $.01 per share (the "Common Stock"), of Xybernaut, by HSBC or its designated affiliates (collectively with HSBC, the "Buyer"), in the manner, and upon the terms, provisions and conditions set forth in this Agreement.

       Therefore, in consideration of the representations, warranties and agreements contained herein and other good and valuable consideration, the receipt and legal adequacy of which is hereby acknowledged by the parties, Xybernaut and Buyer hereby agree as follows:

       1.         Definitions.

                  (a) "Average Daily Price" shall be the price based on the VWAP of Xybernaut on the relevant market or exchange.

                  (b) "Average Price" shall be the average of the Average Daily Price for the applicable Draw Down Pricing Period on the relevant market or exchange.

                  (c) "Draw Down" shall have the meaning assigned to such term in Section 4(a) hereof.

                  (d) "Draw Down Exercise Date" shall have the meaning assigned to such term in Section 4(b) hereof.

                  (e) "Draw Down Pricing Period" shall mean a period of five (5) consecutive trading days preceding a Draw Down Exercise Date.

                  (f) "Effective Date" shall mean the date the Registration Statement of the Company covering the Shares being subscribed for hereby is declared effective.

                  (g) "Material Adverse Effect" shall mean any effect on the business, operations, properties or financial condition of Xybernaut that is material and adverse to Xybernaut and its subsidiaries and affiliates, taken as a whole, and/or any condition, circumstance, or situation that would prohibit or otherwise interfere with the ability of Xybernaut to enter into and perform any of its obligations under this Agreement or the Warrant, in any material respect.

                  (h) "Material Change in Ownership" shall mean that the officers and directors of Xybernaut shall own less than 20% of the outstanding Common Stock of Xybernaut.

                  (i) "Registration Statement" shall mean the registration statement under the Securities Act of 1933, as amended, to be filed with the Securities and Exchange Commission for the registration of the Shares.

                  (j) "Securities" shall mean, collectively, the shares of Common Stock of Xybernaut being subscribed for hereunder, the shares of Common Stock issuable to Buyer upon exercise of the Option and the Warrants, the Option (as hereinafter defined)and the Warrants.

                  (k) "Shares" shall mean, collectively, the shares of Common Stock of Xybernaut being subscribed for hereunder and those shares of Common Stock issuable to Buyer upon exercise of the Option and the Warrants.

                  (l) "Threshold Price" is the lowest price that Xybernaut will issue new shares of Common

Stock.

                  (m) "VWAP" shall mean the daily volume weighted average price of Xybernaut on the relevant exchange as reported by Bloomberg Financial using the AQR function.

                  (n) "Warrants" shall have the meaning assigned to such term in
Section 7 hereof.

       2.         Agreement to Subscribe; Pricing.

                  (a) Buyer hereby subscribes for a total of up to Two Million Seven Hundred Thousand Dollars ($2,700,000) of Xybernaut's Common Stock based upon (i) the Draw Downs permitted hereunder; provided that no Draw Down may exceed Seven Hundred Fifty Thousand Dollars ($750,000), and (ii) a per share purchase price equal to the lesser of (x) 100% of the Average Price for the Draw Down Pricing Period and (y) $8.00 (the "Purchase Price").

                  (b) If the Average Daily Price on a given trading day is less than the Threshold Price then Buyer's payment obligation under the applicable Draw Down will be reduced by 1/5th. At no time shall the Threshold Price be set below $3.00; provided, however, that if trading in Xybernaut's Common Stock is suspended for more than three (3) hours in any trading day, the price of the Common Stock shall be deemed to be below the Threshold Price for that trading day.

       3. Condition Precedent. The parties recognize that before Buyer shall be obligated to accept a Draw Down request from Xybernaut, Xybernaut shall have caused a sufficient number of shares of Common Stock to be authorized to cover the shares of Common Stock to be issued in connection with such Draw Down.

       4. Draw Down Terms. Subject to the satisfaction of the conditions set forth in Section 3 hereof, the parties agree as follows:

                  (a) During the Exercise Period (as hereinafter defined), Xybernaut, may, in its sole discretion, issue and exercise Draw Downs, which Draw Downs the Buyer will be obligated to accept. The initial Draw Down may not be initiated before Thursday, October 8, 1998. The next Draw Down shall only occur after the end of the Draw Down Pricing Period for the initial Draw Down and successive Draw Downs may only occur after the end of the Draw Down Pricing Period for the immediately preceding Draw Down.

                  (b) Only one Draw Down shall be allowed in each Draw Down Pricing Period. The Settlement (as such is hereinafter defined) of the Draw Down shall occur on the first trading day following the end of the Draw Down Pricing Period (the "Draw Down Exercise Date"), based on the Average Daily Price during the Draw Down Pricing Period.

                  (c) Subject to all restrictions being satisfied, the exercise of each Draw Down will be automatic without any additional action being required. The exercise of each Draw Down will be "European Style" ( i.e. the Draw Down can be exercised only on the Draw Down Exercise Date).

                  (d) Each Draw Down will expire on the calendar day immediately following the Draw Down Exercise Date.

                  (e) Xybernaut must inform Buyer via facsimile transmission as to the amount of the Draw Down Xybernaut wishes to exercise before trading in the Common Stock the first day of the Draw Down Pricing Period (the "Draw Down Notice"). The closing bid price of the Common Stock on each Draw Down Exercise Date must be greater than $3.00 per share as reported by the relevant market or exchange. At no time shall Buyer be required to purchase more shares of Common Stock than amount set forth in the Draw Down Notice. For purposes hereof, the term "Draw Down" shall mean Xybernaut's exercise of the right to commence a Draw Down Pricing Period with respect to Buyer's commitment to purchase Common Stock pursuant to Section 2(a) hereof.

                  (f) On or before three (3) trading days after the Draw Down Exercise Date, Xybernaut shall deliver the Shares purchased by Buyer to Buyer or to The Depositary Trust Company ("DTC") on Buyer's behalf. Xybernaut and Buyer shall cause such Shares to be credited to the DTC account designated by Buyer upon receipt by Xybernaut of payment for the Draw Down into an account designated by Xybernaut. The delivery of the shares of Common Stock into Buyer's DTC account in exchange for payment therefor shall be referred to herein as "Settlement". Buyer shall coordinate with Xybernaut each Settlement through DTC.

       5. Buyer's Call Option. Buyer shall have the right to purchase an additional shares of Common Stock in an amount equal to the amount of the Draw Down as set forth in the Draw Down Notice (the "Option"). For each additional amount that Buyer exercises the Option pursuant to this Section 5, Buyer must notify Xybernaut in writing of such exercise, which exercise may be made on a daily basis throughout the applicable Draw Down Pricing Period; provided that no exercise may be made later than 5:00 p.m. (East coast time) on the last day of the applicable Draw Down Pricing Period. If Buyer so exercises its Option to purchase additional shares, the price for the shares of Common Stock shall be the VWAP for the Common Stock for each day during the applicable Draw Down Pricing Period that all or a portion of the Option was exercised. If Buyer does not exercise its right to exercise the Option by such time on the last day of the applicable Draw Down Pricing Period, Buyer's right to exercise the Option with respect to the applicable Draw Down Pricing Period shall terminate.

       6. Restrictions. The parties further agree as follows:

                  (a) Xybernaut must remain listed or admitted for trading, as applicable, on the NASDAQ Small Cap Market Systems, NASDAQ National Market Systems, the New York Stock Exchange or the American Stock Exchange for the entire Draw Down Pricing Period.

                  (b) Should there occur a Material Adverse Effect or Material Change in Ownership of Xybernaut during any Draw Down Pricing Period, Buyer shall not be required to accept the Draw Down, unless Buyer otherwise determines, in sole and absolute discretion.

                  (c) All cash payable to Xybernaut upon the Settlement of a Draw Down or the exercise of an Option shall be paid by Buyer to a mutually agreed upon escrow account against the concurrent delivery to the escrow agent of the escrow amount of the shares of Common Stock subject to the Draw Down or the exercise of the Option, as applicable.

                  (d) At all times during the term of this Agreement there must be a minimum of eight (8) active Market Makers for Xybernaut's Common Stock on the NASDAQ Small Cap Market or NASDAQ National Market Systems, as applicable, unless Xybernaut's Common Stock is listed on the New York Stock Exchange or the American Stock Exchange.

                  (e) The Settlement of all Draw Downs shall take place on the Draw Down Exercise Date.

       7. Registration Statement. Promptly after the day of the Settlement of the second Draw Down hereunder, Xybernaut shall cause to be filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-3 (or any other comparable form) to register for resale the shares of Common Stock purchased by Buyer pursuant to this Agreement. Xybernaut shall use its best efforts to take all steps necessary to cause the Registration Statement to be declared effective by the Commission as reasonably expeditiously as possible.

       8. Warrants; Fees, etc. The parties agree as follows:

                  (a) For each Draw Down, Buyer will receive warrants ("Warrants") to purchase 12,500 shares of Common Stock. Each Warrant will have a three (3) year term from its date of issuance. The Common Stock underlying the Warrants will be registered in the Registration Statement referred to in Section 7 hereof.

                  (b) The Warrant Strike Price shall be 225% of the Average Daily Price of the Common Stock on the date Xybernaut furnishes Buyer with the applicable Draw Down Notice to which the Warrants relate.

                  (c) Settondown Capital International, Ltd. ("Settondown") will receive a fee of six percent (6%) of the total amount paid for the shares of Common Stock by Buyer in accordance with this Agreement. Xybernaut acknowledges that Settondown may use a portion of its fee to compensate other parties relative to a particular Draw Down.

                  (d) Notwithstanding the foregoing, should the Registration Statement not be filed with the Commission within thirty (30) days following the day of the Settlement of the second Draw Down hereunder, the fee due Settondown shall be increased by one percent (1%) to seven percent (7%); and therefore the fee shall be increased by an additional one percent (1%) for each additional thirty (30) days that the Registration Statement is not filed, if applicable.

                  (e) Xybernaut will be responsible for the payment of all costs and expenses incurred by Buyer or Xybernaut related to the transactions contemplated by this Agreement.

       9. Representations, Warranties and Covenants of Buyer. Buyer represents and warrants to Xybernaut, and covenants for the benefit of Xybernaut, as follows:

                  (a) This Agreement has been duly authorized, validly executed and delivered by Buyer and constitutes a valid and binding agreement and obligation of Buyer enforceable against Buyer in accordance with its terms, subject to limitations on enforcement by general principles of equity and bankruptcy or other laws affecting the enforcement of creditors' rights generally;

                  (b) Buyer has received and carefully reviewed copies of the Public Documents (as hereinafter defined). No representations or warranties have been made to Buyer by Xybernaut, the officers or directors or Xybernaut, or any agent, employee or affiliate of any of them, except as specifically set forth herein or as set forth in the other documents expressly referred to herein. Buyer understands that no federal, state, local or foreign governmental body or regulatory authority has made any finding or determination relating to the fairness of an investment in the Securities and that no federal, state, local or foreign governmental body or regulatory authority has recommended or endorsed, or will recommend or endorse, any investment in the Securities. Buyer, in making the decision to purchase the Securities, has relied upon independent investigation made by it and has not relied on any information or representations made by third parties;

                  (c) Buyer understands that the Securities are being offered and sold to it in reliance on specific provisions of federal and state securities laws and that Xybernaut is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of Buyer set forth herein for purposes of qualifying for exemptions from registration under the Securities Act, and applicable state securities laws;

                  (d) Buyer is an "accredited investor" as defined under Rule 501 of Regulation D promulgated under the Securities Act;

                  (e) The Buyer (i) is and will be acquiring the Securities for the Buyer's own account, and not with a view to any resale or distribution of the Securities, in whole or in part, in violation of the Securities Act or any applicable securities laws and (ii) has not offered or sold any of the Securities and has no present intention or agreement to divide the Securities with others for purposes of selling, offering, distributing or otherwise disposing of any of the Securities Act;

                  (f) The offer and sale of the Securities is intended to be exempt from registration under the Securities Act, by virtue of Section 4(2) and Regulation D promulgated under the Securities Act. Buyer understands that the shares of Common Stock purchased hereunder (the "Shares") and the shares of Common Stock underlying the Warrants have not been, and may never be, registered under the Securities Act; that the Shares cannot be sold, transferred, assigned, pledged or subjected to any lien or security interest unless they are first registered under the Securities Act and such state and other securities laws as may be applicable or in the opinion of counsel for Xybernaut an exemption from registration under the Securities Act is available (and then the Shares may be sold, transferred, assigned, pledged or subjected to a lien or security interest only in compliance with such exemption and all applicable state and other securities laws); and that the following legends will be placed upon the certificate for the Shares:

                  "The Shares represented by this certificate have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), and may not be offered for sale, sold or otherwise transferred, pledged or subjected to any lien or security interest, in the absence of an effective registration statement under the Securities Act or a written opinion of counsel for the Company that the Shares may be offered for sale, sold, transferred, pledged or subjected to a lien or security interest pursuant to an exemption under the Securities Act and such state and other securities laws as may be applicable."

                  (g) Buyer (i) has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in Xybernaut; and (ii) recognizes that the Buyer's investment in Xybernaut involves a high degree of risk; and

                  (h) Buyer is capable of evaluating the risks and merits of an investment in the Securities by virtue of its experience as an investor and its knowledge, experience, and sophistication in financial and business matters and Buyer is capable of bearing the entire loss of its investment in the Securities.

       10. Representations, Warranties and Covenants of Xybernaut. Xybernaut represents and warrants to Buyer, and covenants for the benefit of Buyer, as follows:

                  (a) Xybernaut has been duly incorporated and is validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to own, lease and operate its properties and to conduct its business as currently conducted, and is duly registered and qualified to conduct its business and is in good standing in each jurisdiction or place where the nature of its properties or the conduct of its business requires such registration or qualification, except where the failure to register or qualify is not reasonably anticipated to have a Material Adverse Effect;

                  (b) Xybernaut has furnished Buyer with copies of Xybernaut's most recent Annual Report on Form 10-KSB (the "Form 10-KSB") filed with the Commission, its Form 10- QSB for the quarterly period ended June 30, 1998 (the "Form 10-QSB"; collectively with the Form 10-KSB and the Form 10-QSB, the "Public Documents"). The Public Documents at the time of their filing did not include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading;

                  (c) The Shares, when paid for by Buyer, shall be duly authorized and validly issued and when issued and delivered, will be fully paid and nonassessable;

                  (d) This Agreement has been duly authorized, validly executed and delivered on behalf of Xybernaut and is a valid and binding agreement and obligation of Xybernaut enforceable against Xybernaut in accordance with its terms, subject to limitations on enforcement by general principles of equity and by bankruptcy or other laws affecting the enforcement of creditors' rights generally, and Xybernaut has full power and authority to execute and deliver this Agreement and the other agreements and documents contemplated hereby and to perform its obligations hereunder and thereunder;

                  (e) The execution and delivery of this Agreement, the issuance of the Shares and the consummation of the transactions contemplated by this Agreement by Xybernaut, will not conflict with or result in a breach of or a default under any of the terms or provisions of, Xybernaut's certificate of incorporation or Bylaws, or of any material provision of any indenture, mortgage, deed of trust or other material agreement or instrument to which Xybernaut is a party or by which it or any of its material properties or assets is bound, any material provision of any law, statute, rule, regulation, or any existing applicable decree, judgment or order by any court, federal or state regulatory body, administrative agency, or other governmental body having jurisdiction over Xybernaut, or any of its material properties or assets or will result in the creation or imposition of any material lien, charge or encumbrance upon any material property or assets of Xybernaut or any of its subsidiaries pursuant to the terms of any agreement or instrument to which any of them is a party or by which any of them may be bound or to which any of their property or any of them is subject;

                  (f) Except as disclosed herein, and based upon the representations and warranties of Buyer set forth herein, no authorization, approval, filing with or consent of any governmental body is required for the issuance and sale of the Shares to Buyer pursuant to this Agreement;

                  (g) There is no action, suit or proceeding before or by any court or governmental agency or body, domestic or foreign, now pending against or affecting Xybernaut, or any of its properties, which would reasonably be anticipated to result in a Material Adverse Effect, except as set forth in the Public Documents;

                  (h) Subsequent to the dates as of which information is given in the Public Documents, except as contemplated herein and in connection with the Other Financing, Xybernaut has not incurred any material liabilities or material obligations, direct or contingent, or entered into any material transactions not in the ordinary course of business, and there has not been any change in its capitalization or any Material Adverse Effect; and

                  (i) Xybernaut has sufficient title and ownership of all trademarks, service marks, trade names, copyrights, patents, trade secrets and other proprietary rights necessary for its business as now conducted and as proposed to be conducted as described in the Public Documents without any conflict with or infringement of the rights of others. Except as set forth in the Public Documents, there are no material outstanding options, licenses or agreements of any kind relating to the foregoing, nor is Xybernaut bound by or party to any material options, licenses or agreements of any kind with respect to the trademarks, service marks, trade names, copyrights, patents, trade secrets, licenses and other proprietary rights of any other person or entity.

       11.        Indemnification.

                  (a) Xybernaut hereby agrees to indemnify and hold harmless Buyer and its officers, directors, shareholders, employees, agents and attorneys against any and all losses, claims, damages, liabilities and expenses incurred by each such person in connection with defending or investigating any such claims or liabilities, whether or not resulting in any liability to such person, to which any such indemnified party may become subject under the Securities Act, or under any other statute, at common law or otherwise, insofar as such losses, claims, demands, liabilities and expenses arise out of or are based upon (i) any untrue statement or alleged untrue statement of a material fact made by Xybernaut (ii) any omission or alleged omission of a material fact with respect to Xybernaut or (iii) any breach of any representation, warranty or agreement made by Xybernaut in this Agreement.

                  (b) Buyer hereby agrees to indemnify and hold harmless Xybernaut and its officers, directors, shareholders, employees, agents and attorneys against any and all losses, claims, damages, liabilities and expenses incurred by each such person in connection with defending or investigating any such claims or liabilities, whether or not resulting in any liability to such person, to which any such indemnified party may become subject under the Securities Act, or under any other statute, at common law or otherwise, insofar as such losses, claims, demands, liabilities and expenses arise out of or are based upon (i) any untrue statement or alleged untrue statement of a material fact made by Buyer, (ii) any omission or alleged omission of a material fact with respect to Buyer or (iii) any breach of any representation, warranty or agreement made by Buyer in this Agreement.

       12. Effective Period. Xybernaut may not issue a Draw Down Notice hereunder after November 15, 1998 (the "Exercise Period").

       13. Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Delaware without giving effect to the rules governing the conflicts of laws.

       14. Expenses. Each of the parties agrees to pay its own expenses incident to this Agreement and the performance of its obligations hereunder, except that Xybernaut will pay the reasonable fees and expenses of Buyer's legal counsel.

       15. Notices. All notices and other communications provided for or permitted hereunder shall be made in writing by hand delivery, express overnight courier, registered first class mail, overnight courier, or telecopier, initially to the address set forth below, and thereafter at such other address, notice of which is given in accordance with the provisions of this Section.

                  if to Xybernaut:

                  Xybernaut Corporation
                  12701 Fair Lakes Circle
                  Fairfax, Virginia 22033
                  Attn:    Mr. Edward G. Newman
                           President and Chief Executive Officer
                  Telephone:     (703) 631-6925
                  Telecopier:    (703) 631-6734

                  with a copy to:

                  Parker Chapin Flattau & Klimpl, LLP
                  1211 Avenue of the Americas
                  New York, New York 10036
                  Attn:    Martin Eric Weisberg, Esq.
                  Telephone:     (212) 704-6000
                  Telecopier:    (212) 704-6288

                  if to Buyer:

                  HSBC James Capel Canada, Inc.
                  105 Adelaide Street West
                  Suite 1200
                  Toronto, Ontario M5H IP9 Canada
                  Attn:    Mr. Isser Elishis
                  Telephone:     (416) 947-2700
                  Telecopier:    (416) 947-9450

         All such notices and communications shall be deemed to have been duly given: when delivered by hand, if personally delivered; three (3) business days after being deposited in the mail, postage prepaid, if mailed; the next business day after being deposited with an overnight courier, if deposited with a nationally recognized, overnight courier service; when receipt is acknowledged, if telecopied.

         16. Entire Agreement. This Agreement constitutes the entire understanding and agreement of the parties with respect to the subject matter hereof and supersedes all prior and/or contemporaneous oral or written proposals or agreements relating thereto all of which are merged herein. This Agreement may not be amended or any provision hereof waived in whole or in part, except by a written amendment signed by both of the parties.

         17. Counterparts. This Agreement may be executed by facsimile signature and in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, this Agreement was duly executed on the date first written above.


                                                 Xybernaut Corporation

                                                 By:/s/ Steven A. Newman
                                                    ----------------------------
                                                 Name:  Steven A. Newman
                                                 Title: Vice-Chairman

                                                 HSBC James Capel Canada, Inc.


                                                 By: /s/ Isser Elishis
                                                     ---------------------------
                                                 Name: Isser Elishis
                                                 Title: Senior Vice President